AGREEMENT

AGREEMENT (the "Agreement") entered into as of this 29th day of August, 2003 by and among Datatec Systems, Inc., a Delaware corporation, with a principal place of business at 23 Madison Road, Fairfield, New Jersey 07004 (the "Company"), Plan C, LLC, an entity controlled by Christopher J. Carey, with a principal place of business at 450 Claremont Rd., Bernardsville, NJ 07924 (the "Lender") and Christopher J. Carey ("Chris Carey").

WHEREAS, the Company is presently indebted to the Lender for one million four hundred thirteen thousand eight hundred twenty eight dollars ($1,413,828) pursuant to that certain promissory note dated April 15, 2001 between the Lender and the Company (the "Note"); and

WHEREAS, pursuant to a letter dated April 15, 1997 from the Company to Chris Carey (the "1997 Letter"), the Company is obligated to pay (i) two hundred thirty six thousand three hundred fourteen dollars ($236,314) to Chris Carey when certain Tax Savings (as defined in the 1997 Letter) are realized; and

WHEREAS, pursuant to a letter agreement dated April 15, 2001 between the Company and Chris Carey (the "2001 Letter"), the Company is obligated to pay Chris Carey (i) two hundred thirty six thousand three hundred fourteen dollars ($236,314) whether or not Tax Savings (as defined in the 1997 Letter) are realized if the Company sells all or substantially all of its capital stock or assets representing in excess of 50% of the earnings or revenue of its business and (ii) thirty five thousand four hundred forty seven dollars ($35,447) per annum if the Company repays the Note in full (if the Company repays less than the entire Note, the $35,447 per annum payment is to be reduced proportionately); and

WHEREAS, the Company, the Lender and Chris Carey desire to have the Company satisfy all of its obligations under the Note, the 1997 Letter and the 2001 Letter by making six monthly payments of three hundred sixteen thousand six hundred sixty six and 67/100 dollars ($316,666.67) plus interest as set forth on the attached Schedule A, payable in cash or shares of the Company's common stock, $.001 par value per share (the "Common Stock"), at the Company's option, to Chris Carey beginning on September 1, 2003 and ending on February 1, 2004.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Company, the Lender and Chris Carey hereby agree as follows:

1. In full satisfaction of the Note and the waiver and discharge of each and every right held by Chris Carey under the 1997 Letter and the 2001 Letter, the Company shall make six monthly payments of three hundred sixteen thousand six hundred sixty six and 67/100 dollars ($316,666.67) plus interest as set forth on the attached Schedule A (each a "Monthly Payment" and collectively, the "Six Monthly Payments"), payable in cash or shares of Common Stock at the Company's option, to Chris Carey beginning on September 1, 2003 and continuing thereafter on the first day of each succeeding calendar month through and including February 1, 2004.

2. In the event the Company elects to make a Monthly Payment in shares of Common Stock, the number of shares of Common Stock to be issued to Chris Carey shall be determined by dividing such Monthly Payment by the average closing price of the Common Stock reported on the Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange, or the New York Stock Exchange, or whichever is at the time the principal trading exchange or market of the Common Stock, or if the Common Stock is not traded on an exchange or market, on the OTC Bulletin Board or the Pink Sheets, as the case may be (hereinafter, the "Principal Market"), for the five trading days immediately preceding the day on which the Monthly Payment is due.

3. In the event the Company elects to make a Monthly Payment in shares of Common Stock, Chris Carey shall deliver to the Company a certificate containing such representations and warranties as required to comply with any applicable securities laws, rules or regulations.

4. From the date hereof through and including February 1, 2004, Chris Carey hereby covenants with the Company that he will not, directly or indirectly through any affiliate, or instruct anyone to, sell short any shares of Common Stock of the Company.

5. In the event the Company elects to make a Monthly Payment in shares of Common Stock, the Company shall issue only such number of shares of Common Stock as shall not exceed any cap or limitation on the number of shares issued that are imposed by the rules of the Company's Principal Market unless the stockholders of the Company shall have approved such issuance in accordance with the requirements of the Company's Principal Market and pay the balance of such Monthly Payment in cash.

6. Within thirty (30) days of the initial issuance to Chris Carey of shares of Common Stock to satisfy a Monthly Payment, the Company will be obligated to file a registration statement covering the resale of a sufficient number of shares of Common Stock that may be issued to Chris Carey to satisfy a Monthly Payment. The Company will be obligated to use its commercially reasonable efforts to cause the Securities and Exchange Commission to declare such registration statement effective as soon as reasonably practicable thereafter.

7. Chris Carey and the Lender hereby acknowledge that upon receipt of the Six Monthly Payments by Chris Carey, the Company has no further obligations under the Note, the 1997 Letter, the 2001 Letter and any other agreement, written, oral or otherwise, to which Chris Carey or an entity controlled by Chris Carey is a party. Until Chris Carey receives the Six Monthly Payments, the Note shall remain in effect and Chris Carey shall retain all rights and remedies under the Note on any outstanding balance due on the Note.

8. The foregoing representations, warranties and agreements shall survive the execution of this Agreement.

9. The Company, Chris Carey and the Lender hereby acknowledge, as evidenced by their signatures hereto, that the transactions set forth herein are fair, equitable and valid.

10. Any failure by the Company, Chris Carey or the Lender to enforce any rights hereunder shall not be deemed a waiver of such rights.

11. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflict of laws principles.

12. Each party hereto hereby irrevocably submits to the exclusive personal and subject matter jurisdiction of the United States District Court for the Southern District of New York and any court of the State of New York located in New York City over any suit, action or proceeding arising out of or relating to this Agreement.

13. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company, Chris Carey and the Lender and their respective successors and assigns.

14. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16. The Company, Chris Carey and the Lender agree to execute any additional documents reasonably required to effect the transactions set forth herein.

17. Each party to this Agreement represents and warrants that it has received the advice and counsel of an attorney in connection with the negotiation, preparation and execution of this Agreement.

18. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or three days after being sent by registered or certified mail, return receipt requested, postage prepaid:

        If to the Company to:

        Datatec Systems, Inc.
        23 Madison Road
        Fairfield, New Jersey 07004
        Attention: Isaac J. Gaon
        Telephone: (973) 808-4000
        Facsimile: (973) 890-2888

        with a copy to:

        Olshan Grundman Frome Rosenzweig & Wolosky LLP
        505 Park Avenue
        New York, New York 10022
        Attention: Robert H. Friedman, Esq.
        Telephone: (212) 753-7200
        Facsimile: (212) 755-1467

        If to the Purchaser to:

Christopher J. Carey
450 Claremont Road
Bernardsville, New Jersey 07924
Telephone: (908) 630-9696
Facsimile: (908) 630-0784

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Paragraph 18.

19. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

20. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties hereto with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties hereto.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

DATATEC SYSTEMS, INC.

By: /s/ Isaac J. Gaon
Name: Isaac J. Gaon
Title: Chief Executive Officer

PLAN C, LLC

By: /s/ Christopher J. Carey
Name: Christopher Carey
Title: President

/s/ Christopher J. Carey
Christopher J. Carey

SCHEDULE A
	Starting Balance	Loan Payment	Interest	Rate
September, 2003	$1,900,000.00	$316,666.67	$20,626.28	1.0856%
October, 2003	$1,583,333.33	$316,666.67	$17,188.57
November, 2003	$1,266,666.67	$316,666.67	$13,750.85
December, 2003	$950,000.00	$316,666.67	$10,313.14
January, 2004	$633,333.33	$316,666.67	$6,875.43
February, 2004	$316,666.67	$316,666.67	$3,437.71
Balance	$0	$1,900,000.00